EXHIBIT P

AMENDMENT NO. 3 TO FISCAL AGENCY AGREEMENT

AMENDMENT No. 3 (this “Amendment”), dated as of June 28, 2004, to the Fiscal Agency Agreement, dated as of November 1, 1996, between the Federative Republic of Brazil (the “Issuer”) and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Fiscal Agent (as amended as of April 28, 2003 and March 30, 2004, the “Fiscal Agency Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto have previously entered into the Fiscal Agency Agreement;

WHEREAS, the Issuer is proposing to issue $750,000,000 aggregate principal amount of its Floating Rate Notes due 2009 and may issue other debt securities from time to time that provide for the periodic determination of an interest rate with respect to all or a portion of the interest periods thereunder;

WHEREAS, Section 11(b) of the Fiscal Agency Agreement provides, among other things, that the Issuer and the Fiscal Agent may, upon agreement between themselves, without the vote or consent of any holder of Securities of any series, modify, amend or supplement the Fiscal Agency Agreement or the Securities of a series (a) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or (b) in any manner which the Issuer and the Fiscal Agent may determine and shall not adversely affect the interest of any holder of Securities of such series in any material respect; and

WHEREAS, the Issuer has requested and the Fiscal Agent has agreed, consistent with such Section 11(b), to amend the Fiscal Agency Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Scope of Amendment. The provisions of this Amendment shall apply only to any Securities of any Series issued in the future under the Fiscal Agency Agreement that are in their terms stated to be “Floating Rate Securities” under the Fiscal Agency Agreement, as amended by this Amendment and as further amended, modified or supplemented from time to time in accordance with the terms thereof, and shall not modify or otherwise affect the terms and conditions of any currently outstanding Securities under the Fiscal Agency Agreement or any other Securities that are not so stated to be “Floating Rate Securities” under the Fiscal Agency Agreement, as amended by this Amendment and as further amended, modified or supplemented from time to time in accordance with the terms thereof.

2. Addition of Section 7A to the Fiscal Agency Agreement. A new Section 7A is added to the Fiscal Agency Agreement immediately after Section 7 thereof, to read in full as follows:

7A. Provisions Relating to Floating Rate Securities

(a) Appointment of Calculation Agent. The Issuer hereby appoints JPMorgan Chase Bank, having a corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004, as calculation agent (in such capacity, together with its successors and assigns, the “Calculation Agent”) in respect of the Issuer’s Floating Rate Notes due 2009 and all other Securities of any Series designated as “Floating Rate Securities” hereunder, and the Calculation Agent hereby accepts such appointment as Brazil’s agent for the purpose of calculating the interest rates applicable to any interest period under the Securities of such Series in the manner and at the times provided therein and the applicable prospectus supplement and for the purpose of performing the other services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

(b) If the Issuer proposes to issue Securities of a Series designated as Floating Rate Securities hereunder, the Issuer shall give notice thereof to the Calculation Agent setting forth the proposed schedule for the issuance of such Series and the method for calculating the interest rate thereunder. If the Calculation Agent determines that it is not able or willing to serve as Calculation Agent with respect to the Securities of such Series, the Calculation Agent shall give notice thereof to the Issuer and shall have no responsibility with respect to the Securities of such Series.

(c) Interest Rate Calculation. The Calculation Agent shall exercise due care to determine the applicable interest rates under all Floating Rate Securities for which it acts as Calculation Agent and shall communicate the same to Brazil and the Fiscal Agent. The Calculation Agent will, upon the request of any holder of any Floating Rate Security, provide the interest rate then in effect with respect to such Floating Rate Security and, if determined, the interest rate with respect to such Floating Rate Security which will become effective as of the following Interest Reset Date (under and as defined in such Floating Rate Security).

(d) Notification of Exchange Rate. For all Securities of any Series for which it acts as Calculation Agent, the Calculation Agent shall cause notice of the interest rate for each interest period thereunder to be given to the holders thereof as provided in the text of the Securities of such Series. In addition, in the case of any such Floating Rate Security listed on the Luxembourg Stock Exchange, the Calculation Agent shall notify such Exchange of such interest rate within one Business Day (as defined in the Securities of such Series) after its determination and will publish such rate in a newspaper of general circulation in Luxembourg (which is expected to be the Luxembourger Wort) at the expense of the Issuer.

(e) Application of Other Sections of this Agreement. Sections 8, 9(b), 9(c), 9(d), 9(e), 10, 12, 13, 14, 15 and 16 hereof shall apply to the Calculation Agent as if it were the Fiscal Agent hereunder.

(f) “Floating Rate Securities” Defined. For purposes hereof, “Floating Rate Securities” shall mean any Securities of any Series issued in the future under this Agreement that are in their terms stated to be “Floating Rate Securities” under this Agreement.

3. Savings Clause. In all other respects, the Fiscal Agency Agreement shall remain in full force and effect. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same agreement.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

6. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

FEDERATIVE REPUBLIC OF BRAZIL

By:	/s/ Roberto Abdenur
Name: Roberto Abdenur
Title: Ambassador of Brazil to the United State of America

JPMORGAN CHASE BANK, as Fiscal Agent and Calculation Agent

By:	/s/ Susy P. Pestana
Name: Susy P. Pestana
Title: Assistant Vice President